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BIG 5 SPORTING GOODS CORPORATION
(Name of Registrant as Specified in its Charter)

STADIUM CAPITAL MANAGEMENT, LLC

STADIUM CAPITAL PARTNERS, L.P.

STADIUM CAPITAL MANAGEMENT GP, L.P.

STADIUM CAPITAL QUALIFIED PARTNERS, L.P.

ALEXANDER M. SEAVER

BRADLEY R. KENT

DOMINIC P. DEMARCO

NICHOLAS DONATIELLO, JR.

MICHAEL J. MCCONNELL

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Big 5’s Largest Stockholder Nominates Three Highly Qualified, Independent Candidates to Company’s Board

—Highlights Big 5’s Sustained Underperformance—

NEW CANAAN, CT—March 17, 2015—Stadium Capital Management, LLC and its affiliates (collectively, “SCM”) today notified Big 5 Sporting Goods Corporation (NASDAQ: BGFV) that it will nominate three highly qualified, independent candidates to the Board of Directors of Big 5 at the 2015 Annual Meeting of Stockholders expected to be held in June 2015. The nominees are Dominic P. DeMarco, a Managing Director and Co-Chief Investment Officer of SCM and an existing member of the Board; Nicholas Donatiello, Jr., a consumer, media and technology strategist and a recognized corporate governance expert; and Michael J. McConnell, an investor and former chief executive officer of consumer-facing businesses with restructuring expertise. With beneficial ownership of over 11% of Big 5, SCM is the company’s largest stockholder and has been an investor in Big 5 for nearly a decade.

Speaking for SCM’s Investment Committee, Mr. DeMarco said: “It has become clear to us that the Board of Directors lacks a sufficient sense of urgency and the fresh perspectives necessary to unlock Big 5’s full potential. Over the past one, five and ten years, Big 5 has underperformed its peer group, the S&P 600 Retailing Index and the Russell 2000 by a staggering amount. This level of underperformance is unacceptable, and we are confident that our fellow stockholders will agree that substantial change on the Board is needed.”

Mr. DeMarco continued: “We have tried to work constructively with the Board of Directors to improve Big 5’s governance practices and board composition but have encountered resistance at every turn. At the upcoming annual meeting, we are delighted to offer stockholders a choice between the existing Board and its record of both weak governance and stockholder returns and our three highly qualified, independent nominees and their fresh perspectives.”

Also today SCM delivered a letter to Steven G. Miller, Big 5’s Chairman, President and Chief Executive Officer, regarding SCM’s continuing concerns with the company’s governance practices. The full text of the letter follows:

March 17, 2015

Steven G. Miller

Chairman of the Board, President and Chief Executive Officer

Big 5 Sporting Goods Corporation

2525 East El Segundo Boulevard

El Segundo, CA 90245

Dear Steve:

As you know, Stadium Capital Management, LLC and its affiliates (“SCM”) currently own over 11% of the outstanding common stock of Big 5 Sporting Goods Corporation (“Big 5” or the “Company”), making SCM the Company’s largest stockholder. SCM has been a significant stockholder of the Company for nearly a decade. During this time, we have done our best to work constructively with you and the rest of the Company’s Board of Directors (the “Board”) to improve the Company’s operating performance and governance practices, in the furtherance of increasing stockholder value.

As part of this effort, Mr. DeMarco, a Managing Director of SCM, joined the Board in October, 2011. Upon arrival, he learned, among other things, that the Board did not have a comprehensive strategic plan, a systematic method to review store performance or a robust framework around capital structure decisions, among other things. We believe that Mr. DeMarco has taken a number of actions to remedy some of the Board’s problems, including (i) helping the Board obtain and analyze the necessary data to improve rigor around topics including capital allocation and capital structure; (ii) formalizing the review of underperforming stores; and (iii) successfully advocating for the first multi-year strategic operating and capital plan produced by Company management in many directors’ memories.

We believe that Mr. DeMarco’s work on these and other issues has helped create substantial value for stockholders. Indeed, Mr. DeMarco’s relatively short tenure on the Board encapsulates one of the few periods that the Company has generated acceptable stockholder returns. Recent events, however, as well as Mr. DeMarco’s experience on the Board, have led us to conclude that having only one director who expresses a sense of urgency to improve stockholder value and improve the Company’s operations and corporate governance is not sufficient.

For this reason, under separate cover, we have delivered formal notice of our nomination of two additional, exceptionally qualified candidates for election to the Board at the Company’s 2015 Annual Meeting. We believe that these two candidates can bring insightful, experienced and new voices to the Board, and offer both the Board and stockholders the opportunity for substantial improvement in the Company’s governance and ultimately its operating and stock price performance.

As we hope you will recognize upon a review of our nominees’ qualifications, the candidates we are proposing in addition to Mr. DeMarco will bring fresh perspectives that will be essential to improving the Company’s performance. SCM’s candidates (other than Mr. DeMarco) are also independent of both SCM and the Company, which is critically important as the Company seeks to improve stockholder returns.

In contrast, the Company’s existing directors (other than Mr. DeMarco) have served for many years on the Board, despite both conflicts of interest and minimal stock ownership in the Company. For example, one of the company’s current “independent” directors, G. Michael Brown, whose term as a Company director expires this year, is a partner in a law firm that receives substantial fees from the Company. Institutional Shareholder Services (“ISS”) actually recommended that stockholders “withhold” their votes from Mr. Brown during his last election to the Company’s Board, and he received the support of less than half of the Company’s outstanding shares. More generally, the Company’s current independent directors (again excluding Mr. DeMarco), have an average tenure of greater than 9 years on the Board yet collectively own less than 1% of the Company’s stock.

We believe that the Board’s unwillingness to take action to solve basic governance and performance problems at the Company can be traced to some of the issues outlined above. For example, despite the efforts of Mr. DeMarco and SCM, the Board has rejected efforts to adopt necessary changes in the Company’s governance structure, including (i) repealing the Company’s classified board so that all of the Company’s directors can be elected on an annual basis (ii) amending the Company’s bylaws to provide that directors seeking election to the board be elected by holders of a majority of the Company’s outstanding shares and (iii) eliminating the various provisions in the Company’s charter and bylaws that require “super-majority” votes and serve, in our view, to frustrate the will of a majority of stockholders.

As a result of the Board’s failure to fix these (and other) governance problems, the Company continues to receive unacceptably low and worsening marks for corporate governance. For example, the Company’s ISS “Quickscore” fell from 6 to 9 from 2013 to 2014 (with 1 indicating a lower risk and 10 being the highest risk). Specific “red flags”, which indicate that the “number of points in this subcategory are at the bottom of the possible range”, were cited for “takeover defenses” and “voting formalities”, problems that we believe would be solved if SCM’s proposals were adopted.

As stockholders know, an entrenched Board saddled with conflicts of interest and limited share ownership, coupled with poor governance practices, often produces subpar operating performance and unacceptable stockholder returns. Big 5, as illustrated by the charts below, is a most unfortunate example.

	Operating Income Growth(1)
	1 Year	5 Year	10 Year

Proxy Peer Group(2)	-3.2%	156.8%	202.2%
Big 5	-46.9%	-33.2%	-60.8%

Underperformance vs. Proxy Peer Group	-43.7%	-190.0%	-263.0%

	Total Stockholder Return(3)
	1 Year	5 Year	10 Year

Russell 2000 Index	3.3%	93.8%	123.0%
S&P 600 Retailing Index	-0.8%	101.6%	88.0%
Proxy Peer Group(2)	-8.9%	125.4%	135.2%
Big 5	-15.8%	-8.2%	-30.3%

Underperformance vs. Russell 2000 Index	-19.0%	-102.0%	-153.3%
Underperformance vs. S&P 600 Retailing Index	-14.9%	-109.8%	-118.3%
Underperformance vs. Proxy Peer Group	-6.9%	-133.6%	-165.4%

The Company has produced negative long-term stockholder returns and underperformed both its peer group and relevant indices by staggering proportions.

There is no doubt that the status quo is no longer acceptable and that the time is now for the Board to operate with greater urgency, newer perspectives and without the obvious conflicts of interest that exist currently.

In closing, we have tremendous respect for Big 5’s sixty-year history, strong culture and durable operating niche, and we believe the Company has the potential to generate substantial stockholder value. We hope that you will agree with us, however, that it is time to improve the Company’s governance and Board, and that you will engage constructively with us to adopt the measures outlined above as well as reconstitute the Board with the most qualified and independent candidates. We have been patient, constructive investors in Big 5 for nearly a decade, and as the Company’s largest stockholder we wish to continue to work with you and the Board, but we strongly believe that the Board must take urgent action to address the problems with the Company’s current Board composition and governance structure. Stockholders have waited long enough.

Sincerely,

The Investment Committee of Stadium Capital Management, LLC

Notes:

(1) Operating income growth rates are based on trailing twelve months data for the past 1 year, 5 years, and 10 years. Operating income has been adjusted for certain non-recurring items such as impairment charges, legal fees, and restructuring expenses. Data was sourced from S&P Capital IQ.

(2) Per Big 5’s 2014 proxy, the peer group is defined as Cabela's, Dick's Sporting Goods, The Finish Line, Hibbett Sports, Shoe Carnival, and Sport Chalet. Sport Chalet has been excluded because it has since been acquired. All other constituents were given equal weight in these calculations.

(3) Source: S&P Capital IQ; data as of March 9, 2015

Biographies

Dominic P. DeMarco has served as a director of Big 5 since October 2011. Mr. DeMarco currently serves as Managing Director, Co-Chief Investment Officer and Chief Compliance Officer for SCM, where he shares responsibility for all aspects of firm management, including managing the firm’s investment process. Specifically, he has coordinated SCM’s diligence efforts for numerous successful retail investments since 1999, with a particular focus on small-box specialty retailers. Mr. DeMarco joined SCM in 1999 as an Associate. Prior to that, he was an Associate at Goldman, Sachs & Co. (“Goldman Sachs”), where he evaluated corporate, high yield and mortgage-backed debt, as well as derivatives for large institutional investors. Also at Goldman Sachs, Mr. DeMarco assisted in the structuring of corporate debt and derivative transactions on behalf of Canadian corporate and government entities. Mr. DeMarco received a B.A. and an M.B.A. from Stanford University.

Nicholas Donatiello, Jr. has been the President and Chief Executive Officer of Odyssey Ventures, Inc. (“Odyssey”) since September 1993. Odyssey is a marketing and strategy consulting firm specializing in how technology changes consumer media use habits. Prior to founding Odyssey, Mr. Donatiello was President and Chief Executive Officer of Arena Systems, a technology company specializing in developing and marketing software for retail chain stores. Mr. Donatiello is a director of Dolby Laboratories, Inc., a creator of audio, imaging and communication technologies, where he chairs the Compensation Committee and sits on the Nominating and Governance and Technology Strategy Committees. He is also a director of three of the American Funds managed by Capital Research and Management, where he chairs the Nominating and Governance Committee and serves on the complex-wide Joint Proxy Committee. Mr. Donatiello is also a director of the Schwab Charitable Fund (assets under management in excess of $7 billion), one of the nation’s 10 largest grant-making charities and the largest in California, where he serves on the Investment Oversight Committee and Chairs the Compensation Committee. Mr. Donatiello served on the Board of Directors of Gemstar-TV Guide International, Inc., a provider of television guidance and home entertainment, from July 2000 to May 2008, and on the Board of Directors of TV Guide, Inc., a provider of television guidance and home entertainment, from July 1999 to July 2000. In addition, Mr. Donatiello served on the Board of Directors of Classmates Media Corporation, a wholly owned subsidiary of United Online, Inc., a provider of consumer services and products over the Internet, from 2007 to 2010 and as Chairman of the Board of Northern California Public Broadcasting, Inc. (KQED) from 2006 through 2008. Mr. Donatiello is a Lecturer at the Stanford University Graduate School of Business where he lectures on boards, governance and ethics. Mr. Donatiello received a B.S.E. from Princeton University and an M.B.A. from Stanford University.

Michael J. McConnell serves as Non-Executive Chairman of the Board of Spark Networks, Inc., a provider of affinity-based online subscription dating networks (“Spark”). From August 2014 to December 2014, Mr. McConnell served as the Interim Executive Chairman and Chief Executive Officer of Spark. Mr. McConnell served as the Interim Non-Executive Chairman of the Board of Directors of Redflex Holdings, Limited, a developer and manufacturer of digital photo enforcement solutions, from February 2013 to February 2014, and served on its Board of Directors from August 2011 to November 2014. Mr. McConnell led an internal investigation and crisis management plan and operational structuring, and also served as the Chairman of Redflex’s Audit Committee and a member of its Remuneration and Nominating & Governance Committees. From 2009 to 2012, Mr. McConnell served as the Chief Executive Officer of Collectors Universe, Inc., a provider of third-party authentication and grading services for high value collectibles, and served on its Board of Directors from 2007 to 2013. From 1994 to 2007, Mr. McConnell served as a Managing Director of Shamrock Capital Advisors, an investment manager of both domestic and international alternative asset funds in public equities, real estate and private equity, where he led a $1.2 billion direct investment fund and was a member of the firm’s Executive Committee.

From March 2014 to August 2014, Mr. McConnell served on the Board of Directors of Vitacost.com, Inc., an online retailer of health and wellness products. From August 2011 to November 2012, Mr. McConnell served on the Board of Directors of PaperlinX Limited, an international merchant of paper, communication materials and diversified products and services. From November 2009 to January 2012, Mr. McConnell served on the Board of Directors of MRV Communications, Inc., a worldwide supplier of communications equipment and services to carriers, governments and enterprise customers. Mr. McConnell is a member of the Board of Governors of the microfinance organization Opportunity International. He has also been a speaker on corporate governance at conferences hosted by organizations’ such as the Council for

Institutional Investors, SEC Small Company forum, Harvard Business School and University of Virginia’s Darden Business School. Mr. McConnell received a B.A. from Harvard University and an M.B.A. from the University of Virginia.

Additional Information and Where to Find It

Stadium Capital Management, LLC, Stadium Capital Management GP, L.P., Stadium Capital Partners, L.P. and Stadium Capital Qualified Partners, L.P. (collectively “SCM”), collectively with Alexander M. Seaver, Bradley R. Kent, Dominic P. DeMarco, Nicholas Donatiello, Jr. and Michael J. McConnell, are participants in the solicitation of proxies from stockholders in connection with the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) of Big 5 Sporting Goods Corporation (the “Company”). SCM intends to file a proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies for the Annual Meeting.

SCM and Messrs. Seaver and Kent may be deemed to beneficially own 2,513,220 shares of the Company’s common stock, representing approximately 11.4% of the Company’s common stock. None of the other participants owns in excess of 1% of the Company’s common stock. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the Proxy Statement and other relevant documents to be filed with the SEC in connection with the Annual Meeting.

Promptly after filing its definitive Proxy Statement with the SEC, SCM intends to mail the definitive Proxy Statement and a WHITE proxy card pursuant to applicable SEC rules. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT SCM WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, copies of the definitive Proxy Statement and any other documents filed by SCM with respect to the Company with the SEC in connection with the Annual Meeting at the SEC’s website (http://www.sec.gov), by writing to Stadium Capital Management, LLC, 199 Elm Street, New Canaan, CT 06840. In addition, copies of such materials, when available, may be requested free of charge from SCM’s proxy solicitor, Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902 or toll-free at (800) 607-0088.

About Stadium Capital Management, LLC

Founded in 1997, Stadium Capital Management, LLC is an investment advisory firm that manages approximately $650 million in assets. The firm focuses exclusively on investing in small and micro-cap public companies. As a result of its private equity approach to investing in the public markets, Stadium maintains a concentrated portfolio and it applies a highly disciplined, research driven, and patient approach to investing. Stadium’s main office is located in New Canaan, CT and it has nine investment professionals.

Contact

Dominic P. DeMarco

Stadium Capital Management, LLC

(203) 972-8235

ddemarco@stadiumcapital.com

Investor Contact

Joe Mills

Morrow & Co., LLC

(203) 658-9423

jmills@morrowco.com